Exhibit 10.6(a)

LICENSE AGREEMENT

This License Agreement (this “Agreement”) is entered into as of this 15th day of June, 2020 (the “Effective Date”), by and between Syllable Life Sciences, Inc., a corporation existing under the laws of Delaware, having a place of business at c/o Cambridge Innovation Center, 1 Broadway, 14th floor, Cambridge, MA 02142 (“Syllable”) and President and Fellows of Harvard College, an educational and charitable corporation existing under the laws and the constitution of the Commonwealth of Massachusetts, having a place of business at Richard A. and Susan F. Smith Campus Center, Suite 727E, 1350 Massachusetts Avenue, Cambridge, Massachusetts 02138 (“Harvard”).

WHEREAS, the technology claimed in the Existing Patent Rights (as defined below) was developed in research conducted by Harvard researcher [***] and others; and

WHEREAS, Harvard desires to have products and services based on such technology developed and commercialized to benefit the public; and

WHEREAS, Syllable recognizes that commercialization of such technology is consistent with its business objectives, and therefore wishes to obtain a license under the Existing Patent Rights and Original Software in order to develop and commercialize products and services based thereon; and

WHEREAS, Syllable has represented to Harvard, in order to induce Harvard to enter into this Agreement, that Syllable shall commit itself to commercially reasonable efforts to develop and commercialize such products and services;

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1.	Definitions.

Whenever used in this Agreement with an initial capital letter, the terms defined in this Article 1, whether used in the singular or the plural, will have the meanings specified below.

1.1. “Affiliate” means, with respect to a first person, organization or entity, any other person, organization or entity Controlling, Controlled by or under common Control with, such first person, organization or entity. “Control” of another person, organization or entity will mean the possession, directly or indirectly, of the power to direct or cause the direction of the activities, management or policies of such person, organization or entity, whether through the ownership of voting securities, by contract or otherwise. Without limiting the foregoing, control will be presumed to exist when a person, organization or entity (a) owns or directly controls fifty percent (50%) or more of the outstanding voting stock or other ownership interest of the other organization or entity or (b) possesses, directly or indirectly, the power to elect or appoint fifty percent (50%) or more of the members of the governing body of the other organization or entity.

1.2. “Change of Control” means a transaction or series of transactions resulting in (a) a merger, share exchange or other reorganization of Syllable, (b) the sale by one or more holders of a majority of the voting power of Syllable to one or more entities that was not a direct or indirect owner of Syllable prior to the transaction, (c) a sale of all or substantially all of the assets of Syllable or that portion of Syllable’s business to which the license granted under this Agreement relates, in which for each of (a), (b) and (c) the stockholders of Syllable prior to such transaction do not own a majority of the voting power of the acquiring, surviving or successor entity, as the case may be, or (d) an initial public offering of capital stock of Syllable; provided however, that a transaction in which working capital is raised through the non-public issuance of preferred equity in Syllable to third party investors shall not constitute a “Change of Control”.

1.3. “Derivative Works” means any derivative works of the Software, as determined under U.S. copyright law 17 U.S.C.§101, created by or on behalf of Syllable, its Subsidiary or any Sublicensee, in accordance with the terms of this Agreement.

1.4. “Development Milestones” means the development and commercialization milestones set forth in Exhibit 1.4 hereto.

1.5. “Development Plan” means the plan for the development and commercialization of Licensed Products attached hereto as Exhibit 1.5, as such plan may be adjusted from time to time pursuant to Section 3.2.

1.6. “Existing Patent Rights” means, in each case to the extent owned and controlled by Harvard: (a) the patents and patent applications listed in Exhibit 1.6 (including those PCT and/or U.S. utility applications claiming priority to such application(s) that are filed on or before the one year conversion date of such application(s)); (b) any patent or patent application that claims priority to and is a divisional, continuation, reissue, renewal, reexamination, substitution or extension of any patent application identified in (a); (c) any patents issuing on any patent application identified in (a) or (b), including any reissues, renewals, reexaminations, substitutions or extensions thereof; (d) any claim of a continuation-in-part application or patent (including any reissues, renewals, reexaminations, substitutions or extensions thereof) that is entitled to the priority date of, and is directed specifically to subject matter specifically described in, at least one of the patents or patent applications identified in (a), (b) or (c); (e) any foreign counterpart (including PCTs) of any patent or patent application identified in (a), (b) or (c) or of the claims identified in (d); and (f) any supplementary protection certificates, pediatric exclusivity periods, any other patent term extensions and exclusivity periods and the like of any patents and patent applications identified in (a) through (e).

1.7. “Field” means all methods, equipment, systems and services included within the Patent Rights.

1.8. “First Commercial Sale” means the date of the first sale by or on behalf of Syllable, its Subsidiary or a Sublicensee of a Licensed Product to a third party for end use or consumption of such Licensed Product.

1.9. “Harvard Original Copyrights” means copyrights owned by Harvard covering the Original Software.

1.10. “Harvard Improvement Copyrights” means copyrights owned by Harvard covering the Harvard Improvement Software.

1.11. “Harvard Improvement Software” means any copyrightable software disclosed to the Harvard Office of Technology Development (“OTD”) within [***] years after the Effective Date which (a) is authored solely by researchers working in the Harvard lab of [***], and (b) is a derivative work (as defined under U.S. copyright law) of the Software, and (c) includes [***] (for so long as he is employed by Harvard), and/or those faculty members, research fellows, students, technicians, scientists, and/or other individuals who are, at the time of such authorship, working on behalf of Harvard under [***]’s direction, as an author, and (d) is designed to enable commercial activity in the Field.

1.12. “Harvard Improvement Invention” means any patentable invention disclosed to OTD within [***] years after the Effective Date which (a) is conceived and reduced to practice solely in the Harvard lab of [***], and (b) the practice of which would infringe a Valid Claim within the Existing Patent Rights, directly or indirectly by contributory infringement or inducement to infringe, and (c) includes [***] (for so long as he is employed by Harvard), and/or those faculty members, research fellows, students, technicians, scientists, and/or other individuals who are, at the time of creation of such invention, working on behalf of Harvard under [***]’s direction), as an inventor, and (d) is designed to enable commercial activity in the Field.

1.13. “Harvard Improvement Patent Rights” shall mean any patents and patent applications that claim any Harvard Improvement Invention, in each case solely to the extent the claims are directed to the subject matter of such Harvard Improvement Invention.

1.14. “Licensed Product” means (i) any product, the making, using or selling of which, or (ii) any service, the performance of which, in the case of (i) or (ii), falls within the scope of a Valid Claim within the Patent Rights, and/or incorporates or makes use of the Software or Derivative Works, in whole or in part. For clarity, “Licensed Product” excludes any product that was identified, validated, selected or otherwise characterized using the Software or Derivative Works, but is not a software product itself, including but not limited to pharmaceutical agents.

1.15. “Net Sales” means the gross amount billed or invoiced by or on behalf of Syllable, its Subsidiaries, Sublicensees (in each case, the “Invoicing Entity”) on sales, leases or other transfers of Licensed Products, less the following to the extent applicable with respect to such sales, leases or other transfers and not previously deducted from the gross invoice price: (a) customary trade, quantity or cash discounts to the extent actually allowed and taken; (b) amounts actually repaid or credited by reason of rejection or return of any previously sold, leased or otherwise transferred Licensed Products; (c) customer freight charges that are paid by or on behalf of the Invoicing Entity; and (d) to the extent separately stated on purchase orders, invoices or other documents of sale, any sales, value added or similar taxes, custom duties or other similar governmental charges levied directly on the production, sale, transportation, delivery or use of a Licensed Product that are paid by or on behalf of the Invoicing Entity, but not including any tax levied with respect to income; provided that in the event that an Invoicing Entity receives non-cash consideration for any Licensed Products or in the case of transactions not at arm’s length with a non-Affiliate of an Invoicing Entity, Net Sales will be calculated based on the fair market value of such consideration or transaction, assuming an arm’s length transaction made in the ordinary course of business.

Sales of Licensed Products by an Invoicing Entity to its Affiliate or a Sublicensee for resale by such Affiliate or Sublicensee shall not be deemed Net Sales. Instead, Net Sales will be determined based on the gross amount billed or invoiced by such Affiliate or Sublicensee upon resale of such Licensed Products to a third party purchaser.

1.16. “Non-Royalty Income” means any payments or other consideration that Syllable or any of its Subsidiaries receives in connection with a Sublicense or Strategic Partnership, other than (a) running royalties based on Net Sales, (b) amounts received as reimbursement for documented fully-burdened costs incurred by Syllable or its Subsidiaries after the Effective Date and after the effective date of the Sublicense or Strategic Partnership agreement, for research and development of Licensed Products covered by such Sublicense or Strategic Partnership, to the extent such amounts are stipulated to be allocated specifically to reimburse such costs under the terms of the applicable Sublicense or Strategic Partnership agreement (c) amounts received as reimbursement for payments made to Harvard pursuant to Section 6.2 (Patent Expenses) of this Agreement, to the extent such amounts are stipulated to be allocated specifically to reimburse such costs under the terms of the applicable Sublicense or Strategic Partnership agreement; and (d) consideration for the issuance of equity interests in Syllable to the extent the amount paid for such equity does not exceed its fair market value. If Syllable or its Subsidiaries receives non-cash consideration in connection with a Sublicense or Strategic Partnership or in the case of transactions not at arm’s length, Non-Royalty Income will be calculated based on the fair market value of such consideration or transaction, at the time of the transaction, assuming an arm’s length transaction made in the ordinary course of business. Wherever said non-cash consideration for such transaction is expressed, income shall be deemed collected at the time of receipt of said non-cash consideration.

1.17. “Original Software” means the original software program or programs, in both object code and source code form, as described in Harvard Case Nos. [***], as set forth in Exhibit 1.19.

1.18. “Patent Rights” means the Existing Patent Rights and, if any, the Harvard Improvement Patent Rights, to the extent licensed to Syllable in accordance with Section 2.6 hereof.

1.19. “Software” means the Original Software and any Harvard Improvement Software, to the extent licensed to Syllable in accordance with Section 2.6 hereof.

1.20. “Strategic Partner” means any person or entity that has entered into a Strategic Partnership with Syllable or its Subsidiary.

1.21. “Strategic Partnership” means any agreement between Syllable or any of its Subsidiaries and a third party, under which such third party agrees to compensate Syllable or its Subsidiaries in exchange for Syllable’s or its Subsidiaries’ practice of the rights that are licensed to Syllable pursuant to Section 2.1 of this Agreement on behalf of or in collaboration with such third party, including without limitation, for commercialization and development activities with respect to Licensed Products.

1.22. “Sublicense” means: (a) any right granted, license given or agreement entered into by Syllable to or with any other person or entity, under or with respect to or permitting any use or exploitation of any of the Patent Rights or Software or otherwise permitting the development, manufacture, marketing, distribution, use and/or sale of Licensed Products; (b) any option or other right granted by Syllable to any other person or entity to negotiate for or receive any of the rights described under clause (a); or (c) any standstill or similar obligation undertaken by Syllable toward any other person or entity not to grant any of the rights described in clause (a) or (b) to any third party; in each case regardless of whether such grant of rights, license given or agreement entered into is referred to or is described as a sublicense.

1.23. “Sublicensee” means any person or entity granted a Sublicense.

1.24. “Subsidiary” means an Affiliate of Syllable that is Controlled (as defined in Section 1.1), directly or indirectly, by Syllable.

1.25. “Term” means the term of this Agreement as set forth in Section 10.1.

1.26. “Third Party” means any person, organization or entity other than Syllable, its Affiliates, and Harvard.

1.27. “Third Party Proposed Product” means an actual or potential Licensed Product that is for an application or market segment for which Harvard reasonably believes a Licensed Product is not being actively developed and commercialized by Syllable, its Subsidiaries or any Sublicensee hereunder.

1.28. “Third Party Code” means any open source third party code contained in the Original Software.

1.29. “Third Party Software License” means the open source license under which the Third Party Code may be used.

1.30. “Valid Claim” means: (a) a claim of an issued and unexpired patent within the Patent Rights that has not been (i) held permanently revoked, unenforceable, unpatentable or invalid by a decision of a court or governmental body of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, (ii) rendered unenforceable through disclaimer or otherwise, (iii) abandoned or (iv) permanently lost through an interference or opposition proceeding without any right of appeal or review; or (b) a pending claim of a pending patent application within the Patent Rights that (i) has been asserted and continues to be prosecuted in good faith and (ii) has not been abandoned or finally rejected without the possibility of appeal or refiling.

2.	License.

2.1. License Grant. Subject to the terms and conditions set forth in this Agreement, Harvard hereby grants to Syllable the following:

2.1.1. an exclusive (subject to Section 2.2 below), worldwide, royalty-bearing license (with the right to sublicense) under Harvard’s interest in and to the Existing Patent Rights solely to develop, make, have made, offer for sale, sell, have sold and import Licensed Products for use within the Field; and

2.1.2. an exclusive (subject to Section 2.2 below), worldwide license under Harvard’s interest in the Harvard Original Copyrights (with the right to sublicense) to use, execute, reproduce, and to prepare Derivative Works based upon, the Software, solely to develop, make, have made, offer for sale, sell, have sold and import Licensed Products for use within the Field; provided, that the use of any Third Party Code included in the Software is subject to the terms and conditions of the Third Party Software License that applies to such Third Party Code; and provided, further, that Syllable’s right to prepare and use any Derivative Works under this Agreement is subject to Harvard’s ownership of the Software and the Harvard Original Copyrights and Harvard Improvement Copyrights, if any, and conditional upon the effectiveness of the license to such copyrights, granted hereunder.

2.2. Reservation of Certain Rights. Notwithstanding the exclusive licenses granted above, Harvard retains the following rights:

2.2.1. for itself and for other not-for-profit research organizations, to practice the Patent Rights and to use, execute, reproduce, modify, display, perform, transmit, distribute internally or externally, and prepare derivative works based upon, the Software within the scope of the license granted above, solely for research, educational and scholarly purposes; and

2.2.2. for one (1) for-profit third party to (i) practice the Existing Patent Rights and to (ii) use, execute, reproduce, modify, display, perform, transmit, distribute internally the Software, and prepare derivative works based upon, the Software, in each such case, solely for such third party’s internal research and development purposes (and sublicensable only for those internal research purposes involving (a) third party vendors performing services for such third party, to the extent necessary for such vendors to perform such services and (b) research collaborators of such third party), as such right was secured under an agreement entered into prior to the Effective Date; and

2.2.3. the United States federal government retains rights in the Patent Rights pursuant to 35 U.S.C. §§ 200-212 and 37 C.F.R. § 401 et seq., and any right granted in this Agreement greater than that permitted under 35 U.S.C. §§ 200-212 or 37 C.F.R. § 401 et seq. will be subject to modification as may be required to conform to the provisions of those statutes and regulations.

2.3. License Grant to Derivative Works. Syllable hereby grants to Harvard a non-exclusive, royalty-free license to use, execute, reproduce, modify, display, perform, transmit, distribute internally, and prepare derivative works of, the Derivative Works solely for its internal research, educational and scholarly purposes. In connection with the foregoing, Syllable will deliver a copy of the Derivative Works to Harvard promptly after they become generally available.

2.4. Subsidiaries. The license granted to Syllable under Section 2.1 includes the right to have some or all of Syllable’s rights or obligations under this Agreement exercised or performed by one or more of Syllable’s Subsidiaries solely on Syllable’s behalf; provided, however, that:

2.4.1. no such Subsidiary shall be entitled to grant, directly or indirectly, to any third party any right of whatever nature under, or with respect to, or permitting any use or exploitation of, any of the Patent Rights or the Software, including any right to develop, manufacture, market or sell Licensed Products;

2.4.2. any act or omission taken or made by a Subsidiary of Syllable under this Agreement will be deemed an act or omission by Syllable under this Agreement.

2.5. Sublicenses.

2.5.1. Sublicense Grant. Syllable and its direct Sublicensees (i.e. two sublicensing tiers only) will be entitled to grant Sublicenses to Syllable’s Affiliates (other than Subsidiaries) and Third Parties under the license granted pursuant to Section 2.1 subject to the terms of this Section 2.5. Any such Sublicense shall be negotiated at arms length, and shall be on terms and conditions in compliance with and not inconsistent with the terms of this Agreement.

2.5.2. Sublicense Agreements. Syllable shall grant sublicenses pursuant to written agreements, which will be subject and subordinate to the terms and conditions of this Agreement. Such Sublicense agreements will contain, among other things, the following:

2.5.2.1. all provisions necessary to ensure Syllable’s ability to perform its obligations under this Agreement;

2.5.2.2. a section substantially the same as Article 9 of this Agreement, which also will state that the Indemnitees (as defined in Section 9.1) are intended third party beneficiaries of such Sublicense agreement for the purpose of enforcing such indemnification;

2.5.2.3. a provision clarifying that, in the event of termination of the license set forth in Section 3.1 (in whole or in part (e.g., termination in a particular country)), any existing Sublicense agreement shall terminate to the extent of such terminated license;

2.5.2.4. a provision prohibiting the Sublicensee from sublicensing its rights under such Sublicense agreement, except where a Sublicensee is the direct Sublicensee of rights granted from Licensee hereunder; and

2.5.2.5. a provision prohibiting the Sublicensee from assigning the Sublicense agreement without the prior written consent of Harvard, except that Sublicensee may assign the Sublicense agreement to a successor in connection with the merger, consolidation or sale of all or substantially all of its assets or that portion of its business to which the Sublicense agreement relates; provided, however, that any permitted assignee agrees in writing to be bound by the terms of such Sublicense agreement.

2.5.3. Delivery of Sublicense Agreement. Syllable shall furnish Harvard with a fully executed copy of any Sublicense agreement, promptly after its execution. Harvard shall keep all such copies in its confidential files and shall use them solely for the purpose of monitoring Syllable’s and Sublicensees’ compliance with their obligations hereunder and enforcing Harvard’s rights under this Agreement.

2.5.4. Breach by Sublicensee. Any act or omission by a Sublicensee that would have constituted a breach of this Agreement had it been an act or omission by Syllable shall constitute a breach of this Agreement.

2.5.5. Transactions with Affiliates. If Syllable transacts any business with an Affiliate of Syllable, other than a Subsidiary, including, without limitation, any contract for service or license or transfer of any intellectual property rights or other asset, then either (i) the terms of such business transaction must be no less favorable to Syllable than those that could be commercially obtained by Syllable in an arms-length transaction negotiated with an unrelated party, or (ii) the transaction must not affect the interests of Harvard or any co-owner with Harvard in an adverse manner relative to the effect of the transaction on other shareholders of Syllable, taking into account all interests of such shareholders, including those in capacities other than as shareholders of Syllable. A transaction shall be deemed to satisfy (i) or (ii) if the independent members of Syllable’s board of directors who have no interest in such transaction unanimously determine prior to such transaction that (i) or (ii) is met.

2.6. Option to Harvard Improvements.

2.6.1. Grant. Subject to the provisions of this Section 2.6, Harvard hereby grants to Syllable an option to negotiate with Harvard in good faith the terms of a license under Harvard’s interest in any Harvard Improvement Patent Rights and/or Harvard Improvement Copyrights (the “Harvard Improvement Option”).

2.6.2. Exercise. Harvard shall promptly provide Syllable with written notice of each Harvard Improvement Invention and Harvard Improvement Software reported to OTD. Syllable may exercise a Harvard Improvement Option by delivering to Harvard within [***] days following Syllable’s receipt of Harvard’s notice of such Harvard Improvement Invention or Harvard Improvement Software, written notice of Syllable’s intent to exercise such option, including a development plan for Licensed Products in the Field covered by the Harvard Improvement Patent Rights and/or Harvard Improvement Copyright [***] for Harvard’s review and approval, such approval not to be unreasonably withheld.

2.6.3. Patent Costs. If Syllable exercises a Harvard Improvement Option for Harvard Improvement Patent Rights in accordance with Section 2.6.2 above, Syllable shall reimburse Harvard for patent costs incurred by Harvard pursuant to Section 6.2.2 below.

2.6.4. License. Subject to (i) any legal or contractual obligations of Harvard to any third parties and (ii) the agreement of the inventors of such Harvard Improvement Invention or authors of such Harvard Improvement Software, or at the discretion of OTD in the absence of such agreement of the inventors or authors, upon Harvard’s approval of Syllable’s development plan, the parties shall enter into negotiations for a period of up to [***] days (the “Improvement Negotiation Period”) to amend this Agreement to include a grant of rights under Harvard’s interest in the Harvard Improvement Patent Rights and/or Harvard Improvement Copyright [***].

2.6.5. Expiration. If Harvard and Syllable fail to reach agreement within such Improvement Negotiation Period, or if Harvard does not approve Syllable’s development plan, then Syllable shall have no further rights with respect to the Harvard Improvement Patent Rights and/or Harvard Improvement Copyright and Harvard will be entitled to grant licenses to third parties to such Harvard Improvement Patent Rights and/or Harvard Improvement Copyrights without any further obligation to Syllable.

2.7. Third Party Proposed Products. If a Third Party makes a bona fide proposal to Harvard for developing a Third Party Proposed Product and Harvard is interested in having such Third Party Proposed Product developed and commercialized, Harvard may, in its sole discretion, notify Syllable of the Third Party’s proposal, and shall include in such notification non-confidential information regarding the Third Party proposal. Within [***] days after the receipt of such notification from Harvard, Syllable shall notify Harvard whether it is interested in developing such Third Party Proposed Product.

2.7.1. If Syllable notifies Harvard within such [***] day period that it is interested in developing such Third Party Proposed Product, the parties will negotiate in good faith and agree, during the [***] days following such notification, upon a development plan with respect to such Third Party Proposed Product, which development plan will be similar to the Development Plan with respect to other Licensed Products developed by Syllable, subject to necessary adjustments, [***]. After the parties agree on such development plan [***] within such [***] day period, Syllable shall be obligated (a) to use commercially reasonable efforts to develop and commercialize the Third Party Proposed Product in accordance with such new development plan [***].

2.7.2. If Syllable states in its notification to Harvard that it is not interested in developing such Third Party Proposed Product, Harvard will introduce such Third Party to Syllable so that Syllable can negotiate the grant of a Sublicense to such Third Party with respect to such Third Party Proposed Product. Syllable shall grant a sublicense to such Third Party for the purpose of developing such Third Party Proposed Product, if such development would not reasonably be anticipated to undermine or jeopardize Syllable’s right and ability to develop and commercialize other Licensed Products that are either being developed and commercialized by Syllable at such time or are the subject of Syllable’s future development and commercialization plans to the extent previously disclosed in writing to Harvard, including, without limitation, because such Third Party Proposed Product would compete with a Licensed Product being developed and commercialized by Syllable or a Licensed Product that is the subject of Syllable’s future development and commercialization plans to the extent previously disclosed in writing to Harvard. Syllable will have [***] days (or such longer time as will be agreed to by the parties in writing) to negotiate and enter into such a Sublicense agreement with such Third Party on commercially reasonable terms.

2.7.3. If Syllable fails to enter into such a Sublicense agreement within such [***] day period, then [***].

2.8. Third Party Access to Licensed Products. If, after the [***] anniversary of the Effective Date, a third party notifies Harvard that the Licensed Products are not available for purchase, Harvard shall first confirm such information with Syllable, and, if confirmed, [***].

2.9. No Other Grant of Rights. Except as expressly provided herein, nothing in this Agreement will be construed to confer any ownership interest, license or other rights upon Syllable by implication, estoppel or otherwise as to any technology, intellectual property rights, products or biological materials of Harvard, or any other entity, regardless of whether such technology, intellectual property rights, products or biological materials are dominant, subordinate or otherwise related to any Patent Rights.

3.	Development and Commercialization.

3.1. Diligence.

3.1.1. Product Development. Syllable shall use commercially reasonable efforts and shall cause its Sublicensees to use commercially reasonable efforts: (a) to develop Licensed Products in accordance with the Development Plan; (b) to introduce Licensed Products into the commercial market; and (c) to market Licensed Products following such introduction into the market. In addition, Syllable, by itself or through its Subsidiaries or Sublicensees, shall achieve each of the Development Milestones for Licensed Products within the time periods specified in Exhibit 1.4.

3.1.2. Threshold Funding. In support of these development and commercialization efforts, the Parties agree that the following funding amounts (each a “Threshold Funding Amount”) must be obtained by Syllable prior to the following dates:

3.1.2.1. [***] by [***];

3.1.2.2. An additional [***] by [***].

The Threshold Funding Amounts may include proceeds resulting from equity financings, grants, strategic partnerships or sales revenue, but not as a result of a line of credit or other loan or debt instrument. Upon Harvard’s request, Syllable shall provide Harvard with satisfactory documentation reflecting its financial position in connection with these obligations. Failure to achieve the Threshold Funding Amounts by the time periods set forth in Sections 3.1.2.1 and 3.1.2.2 shall permit Harvard to terminate this Agreement upon written notice, in accordance with Section 10.2.2.

3.2. Adjustments of Development Plan. Syllable will be entitled, from time to time, to make such adjustments to the then applicable Development Plan as Syllable believes, in its good faith judgment, are needed in order to improve Syllable’s ability to meet the Development Milestones.

3.3. Reporting. Within [***] days after the end of each calendar year, Syllable shall furnish Harvard with a written report summarizing its, its Subsidiaries’ and its Sublicensees’ efforts during the prior year to develop and commercialize Licensed Products, including: (a) research and development activities; (b) commercialization efforts; and (c) marketing efforts. Each report must contain a sufficient level of detail for Harvard to assess whether Syllable is in compliance with its obligations under Section 3.1 and a discussion of intended efforts for the then current year. Together with each report, Syllable shall provide Harvard with a copy of the then current Development Plan. The contents of each report shall be held and treated as confidential by Harvard, and used by Harvard solely for the purpose of monitoring Syllable’s and Sublicensees’ compliance with their obligations hereunder and enforcing Harvard’s rights under this Agreement.

3.4. Failure to Meet Development Milestone; Opportunity to Cure. If Syllable believes that it will not achieve a Development Milestone, it may notify Harvard in writing in advance of the relevant deadline. Syllable shall include with such notice (a) a reasonable explanation of the reasons for such failure [***] (“Explanation”) and (b) a reasonable, detailed, written plan for promptly achieving a reasonable extended and/or amended milestone (“Plan”). If Syllable so notifies Harvard, but fails to provide Harvard with both an Explanation and Plan, then Syllable will have an additional [***] days or until the original deadline of the relevant Development Milestone, whichever is later, to meet such milestone. Syllable’s failure to do so shall constitute a material breach of this Agreement and Harvard shall have the right to terminate this Agreement forthwith. If Syllable so notifies Harvard and provides Harvard with an Explanation and Plan, both of which are acceptable to Harvard in its reasonable discretion, then Exhibit 1.4 will be amended automatically to incorporate the extended and/or amended milestone set forth in the Plan. If Syllable so notifies Harvard and provides Harvard with an Explanation and Plan, but the Explanation is not acceptable to Harvard in its reasonable discretion (e.g., [***]), then Syllable will have an additional [***] days or until the original deadline of the relevant Development Milestone, whichever is later, to meet such milestone. Syllable’s failure to do so shall constitute a material breach of this Agreement and Harvard shall have the right to terminate this Agreement forthwith. For clarity, if Syllable fails to achieve a Development Milestone and does not avail itself of the procedure set forth in this Section 3.4, such failure shall be a material breach that entitles Harvard to proceed under Section 10.2.2.1.

4.	Consideration for Grant of License.

4.1. License Issuance Fee. As partial consideration for the license granted hereunder in Harvard’s interest in the Existing Patent Rights, Syllable agrees to pay Harvard a non-refundable license fee of [***], due and payable within [***] days after the Effective Date.

4.2. Annual License Maintenance Fees. As partial consideration for the license granted hereunder in Harvard’s interest in the Existing Patent Rights, Syllable agrees to pay Harvard annual license maintenance fee as follows:

4.2.1. [***] for [***]; and

4.2.2. [***] for [***].

Each such fee shall be due and payable on the first business day (in January) of the calendar year to which such fee applies.

Each annual license maintenance fee shall be creditable against any royalty amounts payable under Section 4.4 below with respect to Licensed Products sold in the same calendar year that such annual license maintenance fee was due.

4.3. Change of Control Milestone Payment. As partial consideration for the license granted hereunder in Harvard’s interest in the Existing Patent Rights, Syllable shall pay Harvard the amount of Three Hundred Fifty Thousand U.S. Dollars ($350,000) within [***] days following the date of a Change of Control.

4.4. Royalty on Net Sales.

4.4.1. Rate. Syllable shall pay Harvard an amount equal to (i) [***] of Net Sales of Licensed Products.

4.4.2. Royalty Term. With respect to any Licensed Product covered by a Valid Claim, royalties will be payable on a country-by-country basis until the last to expire Valid Claim covering such Licensed Product. With respect to any Licensed Product not covered, or no longer covered, by a Valid Claim but incorporating or making use of Software and/or Derivative Works, royalties will be payable on a country-by-country basis for a period of fifteen (15) years from the date of the First Commercial Sale of such Licensed Product in such country.

4.4.3. Patent Challenge. If Syllable, its Subsidiary or a Sublicensee (“Challenging Party”) commences an action in which it challenges the validity, enforceability or scope of any of the Patent Rights (a “Challenge Proceeding”), the royalty rate specified in Section 4.4.1 will be [***] with respect to Net Sales of Licensed Products that are sold during the pendency of such Challenge Proceeding. If the outcome of such Challenge Proceeding is a determination against the Challenging Party, (a) the royalty rate specified in Section 4.4.1 with respect to Net Sales of Licensed Products that are covered by the Patent Rights that are the subject of such Challenge Proceeding shall remain at such [***] rate and (b) Syllable shall [***]. If the outcome of such Challenge Proceeding is a determination in favor of the Challenging Party, [***].

4.5. Non-Royalty Income. Syllable will pay Harvard an amount equal to [***] of all Non-Royalty Income received by Syllable or its Subsidiaries under Sublicenses entered into prior to [***], and [***] of all Non-Royalty Income received by Syllable or its Subsidiaries under Sublicenses entered into on or after [***].

4.6. Equity.

4.6.1. Issuance. As partial consideration for the license granted hereunder in Harvard’s interest in the Existing Patent Rights, and pursuant to a mutually-agreeable stock purchase or subscription agreement, upon the Effective Date, Syllable shall issue to Harvard a number of shares of Syllable’s common stock representing five percent (5%) of Syllable’s capital stock on a Fully Diluted Basis (as defined below) after giving effect to such issuance (the “Shares”). Syllable agrees that it shall grant Harvard the right to review and enter into any stockholders agreement (e.g., registration rights agreement) to the same extent that any other owner of common stock of Syllable has such rights regarding any such agreement. Upon the date of issuance of the Shares and, if applicable, any Anti-Dilution Shares, Syllable shall provide to Harvard a capitalization table (the “Cap Table”) which shall include the number of shares of capital stock of Syllable issued and outstanding, and the related ownership percentage, on a Fully Diluted Basis, of each of the owners of record of capital stock of Syllable, and the amount of investment made by each owner of record in exchange for such stock, all as of such date of issuance of the Shares.

4.6.2. Representations and Warranties. Syllable represents and warrants to Harvard that, upon issuance of the Shares, and upon issuance of any Anti-Dilution Shares:

4.6.2.1. the Cap Table sets forth all of the capital stock of Syllable on a Fully-Diluted Basis as of the date of issuance of the Shares or the Anti-Dilution Shares.

4.6.2.2. other than as set forth in the Cap Table, as of the date of issuance of the Shares or Anti-Dilution Shares, as applicable, there are no outstanding shares of capital stock, convertible securities, outstanding warrants, options or other rights to subscribe for, purchase or acquire from Syllable any capital stock of Syllable and there are no contracts or binding commitments providing for the issuance of, or the granting of rights to acquire, any capital stock of Syllable or under which Syllable is, or may become, obligated to issue any of its securities; and

4.6.2.3. the Shares or the Anti-Dilution Shares, as the case may be, when issued pursuant to the terms hereof, shall, upon such issuance, be duly authorized, validly issued, fully paid and nonassessable.

4.6.3. Anti-Dilution. If, at any time until immediately after the achievement of the Initial Funding (as defined below), Syllable issues Additional Securities that would cause Harvard’s shareholdings in Syllable to drop below five percent (5%) on a Fully-Diluted Basis, concurrently with the issuance of such Additional Securities, Syllable shall issue to Harvard for no additional consideration such additional number of shares of common stock of Syllable (the “Anti-Dilution Shares”) such that Harvard’s shareholdings in Syllable shall equal five percent (5%) of the capital stock of Syllable on a Fully Diluted Basis, as calculated after giving effect to the anti-dilutive issuance and the issuance of such Additional Securities through the Initial Funding. Such issuances shall continue only up to, and until the Initial Funding. Thereafter, no additional shares shall be due to Harvard.

4.6.4. Definitions. The following terms shall have the following meanings:

4.6.4.1. “Additional Securities” shall mean shares of capital stock, convertible securities, warrants, options or other rights to subscribe for, purchase or acquire from Syllable any capital stock of Syllable.

4.6.4.2. “Fully Diluted Basis” shall mean, as of a specified date, the number of shares of common stock of Syllable then-outstanding (assuming conversion of all outstanding stock other than common stock into common stock), plus the number of shares of common stock of Syllable issuable upon exercise or conversion of then-outstanding convertible securities, options, rights or warrants of Syllable (which shall be determined without regard to whether such securities are then vested, exercisable or convertible), plus the number of shares of common stock of Syllable that would be outstanding or acquirable, directly or indirectly, upon the issuance (and exercise, conversion or exchange, if applicable) of all securities reserved or otherwise intended for future issuance under any stock purchase, stock option or other compensatory benefit plan or arrangement of Syllable.

4.6.4.3. “Initial Funding” means cash investment in Syllable by third party investors of at least [***] in the aggregate, in exchange for capital stock of Syllable, or, if greater, the total amount invested under a bona fide “Series A” investment or other bona fide preferred stock financing pursuant to which Syllable issues shares of preferred stock of Syllable having rights and preferences senior to the common stock of Syllable to one or more independent institutional investors.

4.6.5. Participation Rights. If Syllable proposes to sell any equity securities or securities that are convertible into equity securities of Syllable, then Harvard and/or its Assignee (as defined below) will have the right to purchase up to five percent (5%) of the securities issued in each offering on the same terms and conditions as are offered to the other purchasers in each such financing. Syllable shall provide [***] days advanced written notice of each such financing to Harvard and to any Assignee about which Harvard provided written notice to Syllable, including reasonable detail regarding the terms and purchasers in the financing. The term “Assignee” means (a) any entity to which Harvard’s participation rights under this section have been assigned either by Harvard or another entity, or (b) any entity that is controlled by Harvard. This paragraph shall survive the termination of this Agreement.

4.6.6. Information Rights. Harvard and any Assignee shall be entitled to receive all financial statements, budgets and business plans of Syllable that Syllable provides to any other shareholder of Syllable, at the same time and in the same format and under the same confidentiality obligations as provided to such other shareholders. Syllable shall provide such information related to this Agreement as reasonably necessary for Harvard to comply with state law for accounting for the value of investments, upon reasonable request by Syllable.

5.	Reports; Payments; Records.

5.1. Reports and Payments.

5.1.1. Reports. Within [***] days after the conclusion of each calendar quarter commencing with the first calendar quarter in which Net Sales are generated or Non-Royalty Income is received, Syllable shall deliver to Harvard a report containing the following information (in each instance, with a Licensed Product-by-Licensed Product and country-by-country breakdown) in the form of Exhibit 5.1.1. The contents of each report shall be held and treated as confidential by Harvard and used by Harvard solely for the purpose of monitoring Syllable’s and Sublicensees’ compliance with their obligations hereunder and enforcing Harvard’s rights under this Agreement.

5.1.1.1. the number of units of Licensed Products sold, leased or otherwise transferred by Invoicing Entities for the applicable calendar quarter (with a breakdown by type of Licensed Products);

5.1.1.2. the gross amount billed or invoiced for Licensed Products sold, leased or otherwise transferred by Invoicing Entities during the applicable calendar quarter;

5.1.1.3. a calculation of Net Sales for the applicable calendar quarter, including an itemized listing of allowable deductions;

5.1.1.4. a detailed accounting of all Non-Royalty Income received during the applicable calendar quarter;

5.1.1.5. the total amount payable to Harvard in U.S. Dollars on Net Sales and Non-Royalty Income for the applicable calendar quarter, together with the exchange rates used for conversion;

5.1.1.6. [***]; and

5.1.1.7. a list of Licensed Products incorporating or using the Software.

Each such report shall be certified on behalf of Syllable as true, correct and complete in all material respects. If no amounts are due to Harvard for a particular calendar quarter, the report shall so state.

5.1.2. Payment. Within [***] days after the end of each calendar quarter, Syllable shall pay Harvard all amounts due with respect to Net Sales and Non-Royalty Income for the applicable calendar quarter.

5.2. Payment Currency. All payments due under this Agreement will be paid in U.S. Dollars. Conversion of foreign currency to U.S. Dollars will be made at the conversion rate existing in the United States (as reported in the Wall Street Journal) on the last working day of the applicable calendar quarter. Such payments will be without deduction of exchange, collection or other charges.

5.3. Records. Syllable shall maintain, and shall cause its Subsidiaries and Sublicensees to maintain, complete and accurate records of Licensed Products that are made, used, sold, leased or transferred under this Agreement, any amounts payable to Harvard in relation to such Licensed Products, and all Non-Royalty Income received by Syllable and its Subsidiaries, which records shall contain sufficient information to permit Harvard to confirm the accuracy of any reports or notifications delivered to Harvard under Section 5.1. Syllable, its Subsidiaries and/or its Sublicensees, as applicable, shall retain such records relating to a given calendar quarter for at least [***] years after the conclusion of that calendar quarter, during which time Harvard will have the right, at its expense, to cause an independent, certified public accountant (or, in the event of a non-financial audit, other appropriate auditor) to inspect such records during normal business hours for the purposes of verifying the accuracy of any reports and payments delivered under this Agreement and Syllable’s compliance with the terms hereof. Such accountant or other auditor, as applicable, shall not disclose to Harvard any information other than information relating to the accuracy of reports and payments delivered under this Agreement. The parties shall reconcile any underpayment or overpayment within [***] days after the accountant delivers the results of the audit. If any audit performed under this Section 5.3 reveals an underpayment in excess of [***] in any calendar year, Syllable shall reimburse Harvard for all amounts incurred in connection with such audit. Harvard may exercise its rights under this Section 5.3 only [***] every year per audited entity and only with reasonable prior notice to the audited entity. All such records shall be held and treated as confidential by Harvard and used by Harvard solely for the purpose of monitoring Syllable’s and Sublicensees’ compliance with their obligations hereunder and enforcing Harvard’s rights under this Agreement.

5.4. Late Payments. Any payments by Syllable that are not paid on or before the date such payments are due under this Agreement will bear interest at the lower of (a) [***] and (b) the maximum rate allowed by law. Interest will accrue beginning on the first day following the due date for payment and will be compounded quarterly. Payment of such interest by Syllable shall not limit, in any way, Harvard’s right to exercise any other remedies Harvard may have as a consequence of the lateness of any payment.

5.5. Payment Method. Each payment due to Harvard under this Agreement shall be paid by check or wire transfer of funds to Harvard’s account in accordance with written instructions provided by Harvard. If made by wire transfer, such payments shall be marked so as to refer to this Agreement.

5.6. Withholding and Similar Taxes. All amounts to be paid to Harvard pursuant to this Agreement shall be without deduction of exchange, collection, or other charges, and, specifically, without deduction of withholding or similar taxes or other government imposed fees or taxes, except as permitted in the definition of Net Sales.

5.7. [***] Certificate. Upon written request by Harvard, made no more frequently than [***] per calendar year, an authorized officer of Syllable shall deliver to Harvard, a certificate certifying that as of the date of delivery, Syllable [***].

5.8. Material Transactions. In addition to and apart from Syllable’s separate obligations under Section 5.7 above, Syllable shall report to Harvard within [***] days following any sale of capital stock of Syllable which represents [***] or more of Syllable’s outstanding stock on a Fully Diluted Basis, which report shall contain the type and aggregate amount of securities sold and the identity of the investors. Syllable shall report to Harvard any Change of Control within [***] days of the closing of such transaction.

6.	Patent Filing, Prosecution and Maintenance.

6.1. Control. Harvard shall be responsible for the preparation, filing, prosecution, protection, defense and maintenance of all Patent Rights, using independent patent counsel reasonably acceptable to Syllable. Harvard shall: (a) instruct such patent counsel to furnish Syllable with copies of all correspondence relating to the Existing Patent Rights and Harvard Improvement Patent Rights from the United States Patent and Trademark Office (USPTO) and any other patent office, as well as copies of all proposed responses to such correspondence in time for Syllable to review and comment on such response; (b) give Syllable an opportunity to review the text of each patent application before filing; (c) consult with Syllable with respect thereto; (d) supply Syllable with a copy of the application as filed, together with notice of its filing date and serial number; and (e) keep Syllable advised of the status of actual and prospective patent filings. Harvard shall give Syllable the opportunity to provide comments on and make requests of Harvard concerning the preparation, filing, prosecution, protection, defense and maintenance of the Patent Rights, and shall seriously consider such comments and requests; [***].

6.2. Expenses.

6.2.1. Existing Patent Rights. With respect to the Existing Patent Rights and subject to Section 6.3 below, Syllable shall reimburse Harvard for all documented, out-of-pocket expenses incurred by Harvard pursuant to this Article 6 within [***] days after the date of each invoice from Harvard for such expenses. In addition, Syllable shall reimburse Harvard according to the schedule provided below as Exhibit 6.2.1 for all documented, out-of-pocket expenses incurred by Harvard prior to the Effective Date with respect to the preparation, filing, prosecution, protection and maintenance of the Existing Patent Rights.

6.2.2. Harvard Improvement Patent Rights. If Syllable exercises a Harvard Improvement Option in accordance with Section 2.6.2 above, Syllable shall reimburse Harvard for all documented out-of-pocket expenses incurred by Harvard prior to and during the Improvement Negotiation Period in the preparation, filing, prosecution, protection, defense and maintenance of the applicable Harvard Improvement Patent Rights. Harvard shall submit periodic invoices and Syllable shall make payment within [***] days after the date of each such invoice.

6.3. Termination of Certain Patent Rights. If Syllable decides that it does not wish to pay for the preparation, filing, prosecution, protection or maintenance of any Patent Rights in a particular country (“Terminated Patent Rights”), Syllable shall provide Harvard with prompt written notice of such election. Upon receipt of such notice by Harvard, Syllable shall be released from its obligation to reimburse Harvard for the expenses incurred thereafter as to such Terminated Patent Rights; provided, however, that expenses authorized prior to the receipt by Harvard of such notice shall be deemed incurred prior to the notice. In the event of Syllable’s abandonment of any Patent Rights, any license granted by Harvard to Syllable hereunder with respect to such Terminated Patent Rights will terminate, and Syllable will have no rights whatsoever to exploit such Terminated Patent Rights. Harvard will then be free, without further notice or obligation to Syllable, to grant rights in and to such Terminated Patent Rights to third parties.

6.4. Small Entity Designation. If Syllable, its Subsidiaries, any Sublicensee and/or any holder of an option to obtain a Sublicense does not qualify, or at any point during the Term ceases to qualify, as an entity entitled to pay lesser fees as provided by the USPTO (i.e., a “small entity”) or the patent office of any other country, Syllable shall so notify Harvard immediately, in order to enable Harvard to comply with regulations regarding payment of fees with respect to Patent Rights.

6.5. Marking. Syllable shall, and shall cause its Subsidiaries and Sublicensees to, mark all Licensed Products sold or otherwise disposed of in such a manner as to conform with the patent laws and practice of the country to which such products are shipped or in which such products are sold for purposes of ensuring maximum enforceability of Patent Rights in such country.

7.	Enforcement of Existing Patent Rights.

7.1. Notice. In the event either party becomes aware of any possible or actual infringement of any Existing Patent Rights with respect to Licensed Products in the Field (an “Infringement”), that party shall promptly notify the other party and provide it with details regarding such Infringement.

7.2. Suit by Syllable. Syllable shall have the first right, but not the obligation, to take action in the prosecution, prevention, or termination of any Infringement. Before Syllable commences an action with respect to any Infringement, Syllable shall consider in good faith the views of Harvard and potential effects on the public interest in making its decision whether to sue. Should Syllable elect to bring suit against an infringer, Syllable shall keep Harvard reasonably informed of the progress of the action and shall give Harvard a reasonable opportunity in advance to consult with Syllable and offer its views about major decisions affecting the litigation. Syllable shall give careful consideration to those views, but shall have the right to control the action; provided, however, that if Syllable fails to defend in good faith the validity and/or enforceability of the Patent Rights in the action or, or if Syllable’s license to a Valid Claim in the suit terminates, Harvard may elect to take control of the action pursuant to Section 7.3. In all cases, Syllable shall hold Harvard free, clear and harmless from and against any and all expenses, including reasonable attorneys’ fees, incurred by Harvard with respect to the prosecution, adjudication and/or settlement of such Infringement suit, including any related appeals (“Litigation Expenses”). Syllable shall reimburse any and all such Litigation Expenses incurred by Harvard within [***] days after receiving an invoice (including a copy of detailed time and expense entries from attorneys) from Harvard for the same. Syllable shall not compromise or settle such litigation without the prior written consent of Harvard, which consent shall not be unreasonably withheld or delayed. In the event Syllable exercises its right to sue pursuant to this Section 7.2, it shall first reimburse itself out of any sums recovered in such suit or in settlement thereof for all costs and expenses of every kind and character, including reasonable attorneys’ fees, necessarily incurred in the prosecution of any such suit. If, after such reimbursement, any funds shall remain from said recovery, then [***].

7.3. Suit by Harvard. If Syllable does not take action in the prosecution, prevention, or termination of any Infringement pursuant to Section 7.2 above, and has not commenced negotiations with the infringer for the discontinuance of said Infringement, within [***] days after receipt of notice to Syllable by Harvard of the existence of an Infringement, Harvard may elect to do so. Should Harvard elect to bring suit against an infringer and Syllable is joined as party plaintiff in any such suit, Syllable shall have the right to approve the counsel selected by Harvard to represent Harvard and Syllable, such approval not to be unreasonably withheld. Any and all expenses, including reasonable attorneys’ fees, incurred by Syllable with respect to the prosecution, adjudication and/or settlement of such suit, including any related appeals, shall be paid for entirely by Harvard and Harvard shall hold Syllable free, clear and harmless from and against any and all such expenses. Harvard shall not compromise or settle such litigation without the prior written consent of Syllable, which consent shall not be unreasonably withheld or delayed. In the event Harvard exercises its right to sue pursuant to this Section 7.3, it shall first reimburse itself out of any sums recovered in such suit or in settlement thereof for all costs and expenses of every kind and character, including reasonable attorneys’ fees, necessarily incurred in the prosecution of any such suit. If, after such reimbursement, any funds shall remain from said recovery, then [***].

7.4. Own Counsel. Each party shall always have the right to be represented by counsel of its own selection and at its own expense in any suit instituted under this Article 7 by the other party for Infringement.

7.5. Cooperation. Each party agrees to cooperate fully in any action under this Article 7 that is controlled by the other party, provided that the controlling party reimburses the cooperating party promptly for any costs and expenses incurred by the cooperating party in connection with providing such assistance.

7.6. Declaratory Judgment. If a declaratory judgment action is brought naming Syllable and/or any of its Subsidiaries or Sublicensees as a defendant and alleging invalidity or unenforceability of any claims within the Patent Rights, Syllable shall promptly notify Harvard in writing and Harvard may elect, upon written notice to Syllable within [***] days after Harvard receives notice of the commencement of such action, to take over the sole defense of the invalidity and/or unenforceability aspect of the action at its own expense.

8.	Warranties; Limitation of Liability.

8.1. Compliance with Law. Syllable represents and warrants that it will comply, and will ensure that its Subsidiaries and Sublicensees comply, with all local, state, federal and international laws and regulations relating to the development, manufacture, use, sale and importation of Licensed Products. Without limiting the foregoing, Syllable represents and warrants, on behalf of itself and its Subsidiaries and Sublicensees, that it shall comply with all United States laws and regulations controlling the export of certain commodities and technical data, including without limitation all Export Administration Regulations of the United States Department of Commerce. Among other things, these laws and regulations prohibit or require a license for the export of certain types of commodities and technical data to specified countries. Syllable hereby gives written assurance that it will comply with, and will cause its Subsidiaries to comply with (and will contractually obligate its Sublicensees to comply with), all United States export control laws and regulations, that it bears sole responsibility for any violation of such laws and regulations by itself or its Subsidiaries or Sublicensees, and that it will indemnify, defend, and hold Harvard harmless (in accordance with Section 9.1) for the consequences of any such violation.

8.2. No Warranty.

8.2.1. NOTHING CONTAINED HEREIN SHALL BE DEEMED TO BE A WARRANTY BY HARVARD THAT IT CAN OR WILL BE ABLE TO OBTAIN PATENTS ON PATENT APPLICATIONS INCLUDED IN THE PATENT RIGHTS, OR THAT ANY OF THE PATENT RIGHTS WILL AFFORD ADEQUATE OR COMMERCIALLY WORTHWHILE PROTECTION.

8.2.2. HARVARD MAKES NO WARRANTIES WHATSOEVER AS TO THE COMMERCIAL OR SCIENTIFIC VALUE OF THE PATENT RIGHTS OR SOFTWARE. HARVARD MAKES NO REPRESENTATION THAT THE PRACTICE OF THE PATENT RIGHTS OR USE OF THE SOFTWARE OR THE DEVELOPMENT, MANUFACTURE, USE, SALE OR IMPORTATION OF ANY LICENSED PRODUCT, OR ANY ELEMENT THEREOF, WILL NOT INFRINGE ANY PATENT OR PROPRIETARY RIGHTS.

8.2.3. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY WARRANTY WITH RESPECT TO ANY TECHNOLOGY, PATENTS, SOFTWARE, GOODS, SERVICES, RIGHTS OR OTHER SUBJECT MATTER OF THIS AGREEMENT AND EACH PARTY HEREBY DISCLAIMS WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT WITH RESPECT TO ANY AND ALL OF THE FOREGOING.

8.3. Limitation of Liability.

8.3.1. Except with respect to matters for which Syllable is obligated to indemnify Harvard under Article 9, neither party will be liable to the other with respect to any subject matter of this Agreement under any contract, negligence, strict liability or other legal or equitable theory for (a) any indirect, incidental, consequential or punitive damages or lost profits or (b) cost of procurement of substitute goods, technology or services.

8.3.2. Harvard’s aggregate liability for all damages of any kind arising out of or relating to this Agreement or its subject matter under any contract, negligence, strict liability or other legal or equitable theory shall not exceed [***].

9.	Indemnification and Insurance.

9.1. Indemnity.

9.1.1. Syllable shall indemnify, defend and hold harmless Harvard and its current and former directors, governing board members, trustees, officers, faculty, medical and professional staff, employees, students, and agents and their respective successors, heirs and assigns (collectively, the “Indemnitees”) from and against any claim, liability, cost, expense, damage, deficiency, loss or obligation of any kind or nature (including reasonable attorneys’ fees and other costs and expenses of litigation), based upon, arising out of, or otherwise relating to this Agreement or any Sublicense, including any cause of action relating to product liability concerning any product, process, or service made, used, sold or performed pursuant to any right or license granted under this Agreement (collectively, “Claims”). Neither Syllable nor Harvard shall settle any Claim without the prior written consent of the other, which consent shall not be unreasonably withheld.

9.1.2. Syllable shall, at its own expense, provide attorneys reasonably acceptable to Harvard to defend against any actions brought or filed against any Indemnitee hereunder with respect to the subject of indemnity contained herein, whether or not such actions are rightfully brought.

9.2. Insurance.

9.2.1. Beginning at the time any Licensed Product is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by Syllable, or by a Subsidiary, Sublicensee or agent of Syllable, Syllable shall, at its sole cost and expense, procure and maintain commercial general liability insurance in amounts not less than [***] per incident and [***] annual aggregate and naming the Indemnitees as additional insureds. During clinical trials of any such Licensed Product, Syllable shall, at its sole cost and expense, procure and maintain commercial general liability insurance in such equal or lesser amount as Harvard shall require, naming the Indemnitees as additional insureds. Such commercial general liability insurance shall provide: (a) product liability coverage and (b) broad form contractual liability coverage for Syllable’s indemnification obligations under this Agreement.

9.2.2. If Syllable elects to self-insure all or part of the limits described above in Section 10.2.1 (including deductibles or retentions that are in excess of [***] annual aggregate) such self-insurance program must be acceptable to Harvard and CRICO/RMF (Harvard’s insurer) in their sole discretion. The minimum amounts of insurance coverage required shall not be construed to create a limit of Syllable’s liability with respect to its indemnification obligations under this Agreement.

9.2.3. Syllable shall provide Harvard with written evidence of such insurance upon request of Harvard. Syllable shall provide Harvard with written notice at least [***] days prior to the cancellation, non-renewal or material change in such insurance. If Syllable does not obtain replacement insurance providing comparable coverage within such [***] day period, Harvard shall have the right to terminate this Agreement effective at the end of such [***] day period without notice or any additional waiting periods.

9.2.4. Syllable shall maintain such commercial general liability insurance beyond the expiration or termination of this Agreement during: (a) the period that any Licensed Product is being commercially distributed or sold by Syllable, or a Subsidiary, Sublicensee or agent of Syllable; and (b) a reasonable period after the period referred to in (a) above which in no event shall be less than [***] years.

10.	Term and Termination.

10.1. Term. The term of this Agreement shall commence on the Effective Date and, unless earlier terminated as provided in this Article 10, shall continue in full force and effect until the later of (i) the expiration of the last to expire Valid Claim; and (ii) fifteen (15) years following the First Commercial Sale of the last Licensed Product offered for sale (the “Term”).

10.2. Termination.

10.2.1. Termination Without Cause. Syllable may terminate this Agreement upon one hundred twenty (120) days prior written notice to Harvard.

10.2.2. Termination for Lack of Threshold Funds. If Syllable fails to secure a Threshold Funding Amount in accordance with Section 3.1.2, Harvard may terminate this Agreement, effective immediately upon Harvard’s written notice to Syllable. For clarity, Harvard may terminate upon Syllable’s failure to meet the first Threshold Funding Amount ([***]); however, it may decide, in its sole discretion, to defer its termination right in order to allow Syllable the opportunity to meet the second Threshold Funding Amount.

10.2.3. Termination for Default.

10.2.3.1. In the event that either party commits a material breach of its obligations under this Agreement and fails to cure that breach within thirty (30) days after receiving written notice thereof, the other party may terminate this Agreement immediately upon written notice to the party in breach.

10.2.3.2. If Syllable defaults in its obligations under Section 9.2 to procure and maintain insurance or, if Syllable has in any event failed to comply with the notice requirements contained therein, then Harvard may terminate this Agreement immediately without notice or additional waiting period.

10.2.3.3. Harvard shall be entitled to terminate this Agreement in accordance with the provisions of Section 3.4 and Section 11.12.

10.2.4. Bankruptcy. Harvard may terminate this Agreement upon notice to Syllable if Syllable becomes insolvent, is adjudged bankrupt, applies for judicial or extra-judicial settlement with its creditors, makes an assignment for the benefit of its creditors, voluntarily files for bankruptcy or has a receiver or trustee (or the like) in bankruptcy appointed by reason of its insolvency, or in the event an involuntary bankruptcy action is filed against Syllable and not dismissed within ninety (90) days, or if Syllable becomes the subject of liquidation or dissolution proceedings or otherwise discontinues business.

10.3. Effect of Termination.

10.3.1. Termination of Rights. Upon expiration or termination of this Agreement by either party pursuant to any of the provisions of Section 10.2: (a) the rights and licenses granted to Syllable under Article 2 shall terminate, all rights in and to and under the Patent Rights, the Software and Derivative Works will revert to Harvard and neither Syllable nor its Subsidiaries may make any further use or exploitation of the Patent Rights or Software; and (b) any existing agreements that contain a Sublicense to the Patent Rights or Software shall terminate to the extent of such Sublicense; provided, however, that, for each such Sublicense, upon termination of such Sublicense, if the Sublicensee is not then in breach of its Sublicense agreement with Syllable such that Syllable would have the right to terminate such Sublicense, such Sublicensee shall have the right to seek a direct license from Harvard. Harvard agrees to negotiate such licenses in good faith under reasonable terms and conditions, which shall not impose any representations, warranties, obligations or liabilities on Harvard that are not included in this Agreement.

10.3.2. Accruing Obligations. Termination or expiration of this Agreement shall not relieve the parties of obligations accruing prior to such termination or expiration, including obligations to pay amounts accruing hereunder up to the date of termination or expiration. After the date of termination or expiration (except in the case of termination by Harvard pursuant to Section 11.2), Syllable, its Subsidiaries and Sublicensees (a) may sell Licensed Products then in stock and (b) may complete the production of Licensed Products then in the process of production and sell the same; provided that, in the case of both (a) and (b), Syllable shall pay the applicable royalties and payments to Harvard in accordance with Article 4, provide reports and audit rights to Harvard pursuant to Article 5 and maintain insurance in accordance with the requirement. The parties agree that the obligations in Section 4.1 (License Issuance Fee) and Section 4.6 (Equity) will accrue immediately upon execution of this Agreement by both parties, regardless of the events, invoice and payment timing details set forth therein.

10.3.3. Survival. The parties’ respective rights, obligations and duties under Articles 5, 9, 10 and 11 and Sections 4.6, 8.2 and 8.3, as well as any rights, obligations and duties which by their nature extend beyond the expiration or termination of this Agreement, shall survive any expiration or termination of this Agreement. In addition, Syllable’s obligations under Section 4.5 with respect to Sublicenses granted or Strategic Partnerships entered into prior to expiration or termination of the Agreement shall survive such expiration or termination.

11.	Miscellaneous.

11.1. Preference for United States Industry. During the period of exclusivity of this license in the United States, Syllable shall comply with 37 C.F.R. § 401.14 (i) or any successor rule or regulation.

11.2. [***]. Syllable shall not enter into any agreement under which [***].

11.3. Use of Name. Except as provided below, Syllable shall not, and shall ensure that its Subsidiaries and Sublicensees shall not, use or register the name “Harvard” (alone or as part of another name) or any logos, seals, insignia or other words, names, symbols or devices that identify Harvard or any Harvard school, unit, division or affiliate (“Harvard Names”) for any purpose except with the prior written approval of, and in accordance with restrictions required by, Harvard. Without limiting the foregoing, Syllable shall, and shall ensure that its Subsidiaries and Sublicensees shall, cease all use of Harvard Names on the termination or expiration of this Agreement except as otherwise approved by Harvard. This restriction shall not apply to any information required by law to be disclosed to any governmental entity.

11.4. Entire Agreement. This Agreement is the sole agreement with respect to the subject matter hereof and except as expressly set forth herein, supersedes all other agreements and understandings between the parties with respect to the same.

11.5. Notices. Unless otherwise specifically provided, all notices required or permitted by this Agreement shall be in writing and may be delivered personally, or may be sent by email, expedited delivery or certified mail, return receipt requested, to the following addresses, unless the parties are subsequently notified of any change of address in accordance with this Section 11.5:

If to Syllable (other than invoices):	Syllable Life Sciences, Inc. c/o Cambridge Innovation Center 1 Broadway, 14th floor Cambridge, MA 02142 Email: [***] Attn.: [***]

If to Syllable (invoices only):	Syllable Life Sciences, Inc. c/o Cambridge Innovation Center 1 Broadway, 14th floor Cambridge, MA 02142 Telephone: [***] Email: [***] Attn.: [***]

If to Harvard:	Office of Technology Development
Harvard University
Richard A. and Susan F. Smith Campus Center, Suite 727E
1350 Massachusetts Avenue
Cambridge, Massachusetts 02138
Email: [***]
Attn.: Chief Technology Development Officer

Any notice shall be deemed to have been received as follows: (a) by personal delivery or expedited delivery, or email, upon receipt; or (b) by certified mail, as evidenced by the return receipt.

11.6. Governing Law and Jurisdiction. This Agreement will be governed by, and construed in accordance with, the substantive laws of the Commonwealth of Massachusetts, without giving effect to any choice or conflict of law provision, except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent shall have been granted. Any action, suit or other proceeding arising under or relating to this Agreement (a “Suit”) shall be brought in a court of competent jurisdiction in the Commonwealth of Massachusetts, and the parties hereby consent to the sole jurisdiction of the state and federal courts sitting in the Commonwealth of Massachusetts. Each party agrees not to raise any objection at any time to the laying or maintaining of the venue of any Suit in any of the specified courts, irrevocably waives any claim that Suit has been brought in any inconvenient forum and further irrevocably waives the right to object, with respect to any Suit, that such court does not have any jurisdiction over such party.

11.7. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective legal representatives, successors and permitted assigns.

11.8. Headings. Section and subsection headings are inserted for convenience of reference only and do not form a part of this Agreement.

11.9. Counterparts. The parties may execute this Agreement in two or more counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument. Transmission by facsimile or electronic mail of an executed counterpart of this Agreement shall be deemed to constitute due and sufficient delivery of such counterpart. If by electronic mail, the executed Agreement must be delivered in a.pdf format.

11.10. Amendment; Waiver. This Agreement may be amended, modified, superseded or canceled, and any of the terms may be waived, only by a written instrument executed by each party or, in the case of waiver, by the party waiving compliance. The delay or failure of either party at any time or times to require performance of any provisions hereof shall in no manner affect the rights at a later time to enforce the same. No waiver by either party of any condition or of the breach of any term contained in this Agreement, whether by conduct, or otherwise, in any one or more instances, shall be deemed to be, or considered as, a further or continuing waiver of any such condition or of the breach of such term or any other term of this Agreement.

11.11. No Agency or Partnership. Nothing contained in this Agreement shall give either party the right to bind the other, or be deemed to constitute either party as agent for or partner of the other or any third party.

11.12. Assignment and Successors. This Agreement may not be assigned by either party without the consent of the other, which consent shall not be unreasonably withheld, except that each party may, without such consent, assign this Agreement, in its entirety, and the rights, obligations and interests of a successor party in connection with a Change of Control, following payment of the Change of Control milestone set forth in Section 4.3 (in the case of a Change of Control of Syllable); and provided that the assignee agrees in writing to be bound by the terms of this Agreement. Any assignment purported or attempted to be made in violation of the terms of this Section 11.12 shall be null and void and of no legal effect.

11.13. Force Majeure. Except for monetary obligations hereunder, neither party will be responsible for delays resulting from causes beyond the reasonable control of such party, including fire, explosion, flood, war, strike, or riot, provided that the nonperforming party uses commercially reasonable efforts to avoid or remove such causes of nonperformance and continues performance under this Agreement with reasonable dispatch whenever such causes are removed.

11.14. Interpretation. Each party hereto acknowledges and agrees that: (a) it and/or its counsel reviewed and negotiated the terms and provisions of this Agreement and has contributed to its revision; (b) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement; (c) the terms and provisions of this Agreement shall be construed fairly as to both parties hereto and not in favor of or against either party, regardless of which party was generally responsible for the preparation of this Agreement; and (d) the use of “include,” “includes,” or “including” herein shall not be limiting and “or” shall not be exclusive.

11.15. Severability. If any provision of this Agreement is or becomes invalid or is ruled invalid by any court of competent jurisdiction or is deemed unenforceable, it is the intention of the parties that the remainder of this Agreement shall not be affected.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

President and Fellows of Harvard College		Syllable Life Sciences, Inc.

By:	/s/ Isaac T. Kohlberg	By:	/s/ John Chan
Name:	Isaac T. Kohlberg	Name:	John Chan
Title:	Chief Technology Development Officer	Title:	Chief Executive Officer

Exhibit 1.4

Development Milestones

[***]

Exhibit 1.5

Development Plan

[***]

Exhibit 1.6

Existing Patent Rights

[***]

Exhibit 1.19

Original Software

[***]

Exhibit 6.2.1

Back Patent Costs Payment Schedule

[***]

Exhibit 5.1.1

Form of Financial Reports

[***]